Exhibit 99.2

News Release

Brian Hehir Joins Wabtec Board of Directors

WILMERDING, PA, July 26, 2007 – Wabtec Corporation (NYSE: WAB) today announced that Brian P. Hehir, vice chairman of investment banking at Merrill Lynch, has been appointed to Wabtec’s Board of Directors. Hehir, 53, will serve as a member of the class of directors whose term expires at Wabtec’s 2009 annual meeting, at which time he will stand for election.

“Brian will be a valuable asset to Wabtec’s board and our management team,” said William E. Kassling, Wabtec’s chairman. “His wealth of experience in the capital markets will make him an important contributor to Wabtec’s future growth strategies.”

Hehir has nearly 30 years of investment banking experience, mostly with Merrill Lynch. In this capacity, he has been involved in a range of corporate finance and capital markets transactions for both small and Fortune 500 clients in a variety of industries. He also worked with Goldman Sachs and Prudential Securities in similar capacities.

Wabtec Corporation is a global provider of value-added, technology-based products and services for the rail and transit industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148